Exhibit (c)(91)

Preliminary and Confidential – Subject to Further Review and Revision Citigroup Global Markets Inc. | Global Energy Group September 2018 Discussion Project Francis Materials

Preliminary and Confidential – Subject to Further Review and Revision Table of Contents A. AMGP Acquires AM - Additional Materials 1 B. AM GP / IDR Buy-In - Additional Materials 5 C. AM Acquires AMGP - Additional Materials 11

Preliminary and Confidential – Subject to Further Review and Revision A. AMGP Acquires AM - Additional Materials

Preliminary and Confidential – Subject to Further Review and Revision Potential Reaction to Deal Structure 1 Macro Market  Investors receptive to simplified structures  C-corp benefits remain in place  Added scale and liquidity  Deal structured to benefit all stakeholders (i.e no backdoor LP DPU cut)  Increased alignment between upstream / midstream  Removes overhang versus a 2-step transaction ? Potential focus on Series B valuation Stakeholders of Antero Entities  Upfront DCF and DPU accretion  Increased coverage  Tempered long-term growth  Potential multiple contraction  Receives premium  DPU held flat in near term  Accretive in later years  Potentially taxable to unitholders  Receives premium on AM units  Cash received depends on final consideration mix  Holdings now in more liquid security  Increases alignment with midstream  Taxable transaction

Preliminary and Confidential – Subject to Further Review and Revision Pro Forma Relative Positioning 2019E 2020E 2018E - 2020E DCF / Share (Unit) CAGR (%) Price / DCF (x) 18.9x 40.1% .5x 12.2x 11.1x 11.5x 11.3x 10.9x 10.9x 10.0x 9.9x 9.6x 20.9% 9.7x 9.1x 8.7x 18.7% 17.4% 7.4x 13.8% 12.8% 10.8% 10.1% 9.3% 7.7% 5.8% 2.5% 0.6% CEQP SA AM TRGP DCP EQM OKE WMB TGE WES SEMG ENLK AM AM Net Leverage (x) FV / EBITDA (x) 13.5x 13.2x 4.9x 4.7x 12.3x 12.1x 11.7x 11.3x11.3x 11.0x 4.1x 0.8x 10.6x10.8x 10.8x 10.5x 3.9x 10.2x 10.0x 9.8x 9.3x 9.7x 3.6x 3.5x 3.3x 3.3x 3.3x 3.3x 3.2x 2.9x 2.8x 2.7x2.8x 2.6x 2.3x 1.7x 1.7x 1.7x 1.4x 1.4x 0N.0Ax0N.0Ax SEMG WMB ENLK DCP OKE TRGP CEQP WES TGE EQM SA AM OKE WES TRGP ENLK EQM WMB CEQP TGE SA AM SEMG DCP Source: Company filings, management projections, FactSet. Market data as of 9/7/2018. Note: Assumes 1.800x exchange ratio and Series B redemption of 14.5mm shares. Standalone and Pro forma AM and AMGP net debt as of transaction date (1/1/2019). 2 PF AMGP SA AMGP BE AMGP SA AMGP 2.8x 2.8x 1 1.5x 8.8x 11.0x 10.6x 1 8.6x 8.7x 9.6x 8.2x Multiples of EBITDA will be middle-of-the-pack with no PF price movement. Even with assumption of AM debt and funding profile, leverage still lowest among peers. SA AMGP PF AMGP 14.2x 12 12.5x 11.4x 11.1x 10.6x 11.1x10.8x 10.6x 8.6x 9.3x 8.9x 8.6x 8.0x OKE TRGP ENLK WMB WES EQM SA BE CEQP DCP TGE SEMG SA AMGP BE AMGP Multiples of DCF will be lower middle-of-the-pack with no PF price movement. While DCF growth rate is diluted, PF is still the highest among peers.

Preliminary and Confidential – Subject to Further Review and Revision

Selected Precedent MLP Roll-Up Transactions: Market Reactions

	Market Reaction[1]			Selected Commentary
	T+1	T+7	T+One Month	
Energy Transfer [2]	2.1%	(1.6%)	(3.3%)	"With the simplification, we are eliminating the IDRs, which improves our overall cost of capital to facilitate continued growth. It also increases retained cash to accelerate deleveraging. We're expecting a DCF coverage ratio of 1.6 times to 1.9 times coverage, which equates to approximately $2.5 billion to $3 billion of annual retained cash. This greatly reduces our external common or preferred equity funding needs going forward.." - Tom Long, Chief Financial Officer
Williams	1.5%	2.7%	2.7%	"The merger is largely in-line with our estimates and is expected to be >25% accretive to WMB shareholders. With coverage of >1.6x post-close, we think WMB will be better positioned to deliver growth while staying within cash flow (and should screen to a broader institutional investor base as a simpler IG corp)." - RBC Capital Markets, May 18, 2018
Spectra Energy Partners [2]	0.1%	(1.5%)	(0.8%)	"We positively view Enbridge's proposed move to buy-in its sponsored vehicles to reduce structural complexity. We see the proposed transactions as increasing cash retention (estimate of $330 million based on current distributions with upside depending on the DRIP), which helps the funding plan and credit metrics with an immaterial forecast impact on consolidated distributable cash flow." - RBC Capital Markets, May 17, 2018
Enbridge – Enbridge Energy Partners, L.P. [2]	0.1%	(1.5%)	(0.8%)	
Tallgrass Energy	(0.3%)	7.1%	16.4%	"This acquisition represents an accretive transaction for Tallgrass Equity and TEGP.....The TEGP equity consideration utilizes our most effective cost of equity at this time, and likely addresses Tallgrass Energy's foreseeable equity capital requirements for currently known financing needs during 2018 and 2019." - David Dehaemers, CEO Tallgrass Energy
Archrock	(7.4%)	(13.0%)	(11.3%)	"We believe the combination of Archrock and Archrock Partners will enhance our cash available for dividend coverage, improve our credit profile, simplify our capital structure, and lower our cost of capital. Additionally, our increased retained cash flow will better position us to continue to invest in our robust opportunity set of growth projects and significantly reduce our need for equity capital." - Brad Childers, President and Chief Executive Officer
ONEOK	(2.8%)	(1.5%)	0.2%	"The simplification transaction is unique in that OKE was not only able to offer OKS unit holders a substantial premium, the transaction helps OKE shield the income tax burden over the next 5 years, improve the balance sheet metrics, and also lower the cost of capital, which is important for growth. We have also raised our OKS TP to $55 and rating to Outperform." - Credit Suisse, February 2, 2017

Source: Public disclosures and transcripts, and Wall Street research.
(1) Acquirer market reaction relative to respective peer sets.
(2) Announced but not closed as of 9/7/2018.

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Preliminary and Confidential – Subject to Further Review and Revision

Selected Precedent MLP Roll-Up Transactions: Market Reactions (Cont'd)

	Market Reaction[(1)] T+1	T+7	T+One Month	Selected Commentary
SemGroup	6.2%	7.1%	(0.6%)	"We view the deal as a distinct positive. The transaction simplifies the structure, reduces SEMG's cost of capital (via elimination of the GP/IDRs) and alleviates concerns regarding RRMS' distribution security (consolidated dividend coverage improves to 1.5x)." *- Wells Fargo, June 2, 2016*
TARGA	(14.8%)	(13.6%)	(22.4%)	"Tuesday trading (TRGP -13%; AMZ +3%) suggests market penalizing TRGP for potentially stagnating growth in low-case commodities. However, we view "consolidated Targa" as better positioned (lower cost of capital) to act on attractive backlog at RBC price deck (improving commodities through 2018)." *- RBC Capital Markets, November 4, 2015*
Crestwood Equity Partners LP	(15.8%)	(18.9%)	(22.8%)	"CEQP and CMLP announced the signing of a definitive agreement to merge the two partnerships and simplify Crestwood's corporate structure into a single publicly-traded partnership. At first blush, we view the merger as a net positive. Ultimately, the success of the deal hinges on the "new" Crestwood's ability to execute on organic and acquisition capital investment opportunities given a lower cost of equity capital." *- Wells Fargo, May 6, 2015*
KINDER MORGAN El Paso	7.9%	10.6%	0.1%	"We view KMI's proposed acquisition of its underlying MLPs (KMP, KMR, and EPB) as a net neutral. While KMI will benefit from accelerated dividend growth and arguably a lower cost of capital with which to pursue organic opportunities and M&A, we see challenges to the deal. These include (1) dependence on external capital for financing (unlike traditional C-Corps), (2) elevated leverage (5.5x debt/EBITDA), and (3) valuation (discount on yield basis, but premium on cash flow multiples)." *- Wells Fargo, August 12, 2014*
KINDER MORGAN KMP	7.9%	10.6%	0.1%	

Source: Public disclosures and transcripts, and Wall Street research.
(1) Acquirer market reaction relative to respective peer sets.

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Preliminary and Confidential – Subject to Further Review and Revision B. AM GP / IDR Buy-In - Additional Materials

Preliminary and Confidential – Subject to Further Review and Revision

Transaction Overview

Transaction Steps

- Effective transaction date of 1/1/2019
- AM acquires AMGP IDRs at 17.3x 2019E post-tax GP Cash Flow
  - Transaction funded with 100% equity
- AMGP remains a publicly traded C-corp
  - Sole asset is AM LP units
- Transaction triggers Series B conversion at AMGP transaction price (market)
- Assumes no synergies
- No basis step-up
- Pro forma AM targets standalone AM DPUs
- Growth capex funded according to standalone forecast

Standalone Transaction Structure(1)


Sponsors
Public Shareholders
58.0% Interest
42.0% Interest
AR
AMGP
Public Unitholders
100% IDR Interest
52.6% LP Interest
47.4% LP Interest
AM

Sources & Uses

AM Sources ($mm)	
New AM Equity Issued for GP/IDRs	$3,104
AM Cash	5
Total Transaction Sources	**$3,109**

AM Uses ($mm)	
Purchase Price Paid for GP/IDRs	$3,104
Transaction Fees and Expenses	5
Total Transaction Uses	**$3,109**

Pro Forma Transaction Structure(1)


Sponsors
Public Shareholders
58.0% Interest
42.0% Interest
AR
AMGP
Public Unitholders
35.9% LP Interest
33.7% LP Interest
30.4% LP Interest
AM

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.
Note: PF ownership assumes no cash election.
(1) Ownership percentages at effective transaction date of 1/1/2019.

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Preliminary and Confidential – Subject to Further Review and Revision

AM Accretion / (Dilution) – GP / IDR Buy-In

Accretion / (Dilution) at 17.3x 2019E Post-Tax GP/IDR Cash Flow

($mm)	2019E Standalone AM	2019E Transaction Adjustments	2019E Pro Forma AM	2020E Standalone AM	2020E Transaction Adjustments	2020E Pro Forma AM	2021E Standalone AM	2021E Transaction Adjustments	2021E Pro Forma AM
Total EBITDA	$988.6	$0.0	$988.6	$1,222.2	$0.0	$1,222.2	$1,413.5	$0.0	$1,413.5
(-) Interest Expense	(111.2)	0.0	(111.2)	(140.1)	0.4	(139.7)	(150.5)	3.5	(147.0)
(-) Maintenance Capex	(39.4)	0.0	(39.4)	(63.1)	0.0	(63.1)	(43.9)	0.0	(43.9)
(-) Income Taxes	(6.0)	0.0	(6.0)	(6.0)	0.0	(6.0)	(6.0)	0.0	(6.0)
(-) Other	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Distributable Cash Flow	$832.0		$832.0	$1,013.0		$1,013.5	$1,213.1		$1,216.6
Total Coverage Ratio (x)	1.28x		1.29x	1.14x		1.22x	1.10x		1.22x
Total Cash Coverage ($mm)	$183.2	$3.0	$186.1	$124.8	$55.8	$180.6	$111.7	$105.6	$217.2
Total Distributions	648.8		645.8	888.2		832.8	1,101.4		999.4
LP Distributions	413.4		645.8	533.1		832.8	639.7		999.4
GP/IDR Distributions	235.4		0.0	355.1		0.0	461.8		0.0
Average Units Outstanding (mm)	187.045	105.173	292.219	187.045	105.173	292.219	187.045	105.173	292.219
AM AM DCF per Unit ($)	$2.70		$2.85	$3.18		$3.47	$3.72		$4.16
Accretion / (Dilution) - ($)			0.15			0.28			0.44
Accretion / (Dilution) - (%)			5.5%			8.9%			12.0%
AM Distributions per Unit ($)	$2.21		$2.21	$2.85		$2.85	$3.42		$3.42
Accretion / (Dilution) - ($)			0.00			0.00			0.00
Accretion / (Dilution) - (%)			0.0%			0.0%			0.0%
YoY Growth Rate - (%)			28.9%			29.0%			20.0%
Total Consolidated Debt	$2,411.6		$2,411.6	$2,980.0		$2,968.1	$3,249.7		$3,090.3
Consolidated Leverage (x)	2.4x		2.4x	2.4x		2.4x	2.3x		2.2x

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.

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Preliminary and Confidential – Subject to Further Review and Revision

AMGP Accretion / (Dilution) – GP / IDR Buy-In

Accretion / (Dilution) at 17.3x 2019E Post-Tax GP/IDR Cash Flow

($mm)	2019E Standalone AMGP	2019E Transaction Adjustments	2019E Pro Forma AMGP	2020E Standalone AMGP	2020E Transaction Adjustments	2020E Pro Forma AMGP	2021E Standalone AMGP	2021E Transaction Adjustments	2021E Pro Forma AMGP
Asset EBITDA	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
(+) LP Distributions	0.0	232.4	232.4	0.0	299.7	299.7	0.0	359.7	359.7
(+) GP / IDR Distributions	235.4	(235.4)	0.0	355.1	(355.1)	0.0	461.8	(461.8)	0.0
Total EBITDA	**$235.4**	**($3.0)**	**$232.4**	**$355.1**	**($55.4)**	**$299.7**	**$461.8**	**($102.1)**	**$359.7**
(-) Interest Expense	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
(-) Maintenance Capex	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
(-) Series B Preferred Distributions	(12.3)	12.3	0.0	(19.5)	19.5	0.0	(25.9)	25.9	0.0
(-) Income Taxes	(56.0)	27.0	(29.1)	(84.5)	47.1	(37.5)	(109.9)	65.0	(45.0)
(-) Other	(2.0)	0.0	(2.0)	(2.0)	0.0	(2.0)	(2.0)	0.0	(2.0)
Cash Available for Dividends	**$165.1**		**$201.4**	**$249.1**		**$260.3**	**$323.9**		**$312.7**
Total Coverage Ratio (x)	1.00x		1.00x	1.00x		1.00x	1.00x		1.00x
Total Cash Coverage ($mm)	($0.1)	$0.1	$0.0	($0.2)	$0.2	$0.0	($0.3)	$0.3	$0.0
Total Dividends	165.2		201.4	249.3		260.3	324.2		312.7
Average Shares Outstanding (mm)	186.209	4.000	190.209	186.209	4.000	190.209	186.209	4.000	190.209
AMGP CAFD per Share ($)	**$0.89**		**$1.06**	**$1.34**		**$1.37**	**$1.74**		**$1.64**
Accretion / (Dilution) - ($)			**0.17**			**0.03**			**(0.10)**
Accretion / (Dilution) - (%)			**19.4%**			**2.3%**			**(5.5%)**
AMGP Dividend per Share ($)	**$0.89**		**$1.06**	**$1.34**		**$1.37**	**$1.74**		**$1.64**
Accretion / (Dilution) - ($)			**0.17**			**0.03**			**(0.10)**
Accretion / (Dilution) - (%)			**19.3%**			**2.2%**			**(5.6%)**
YoY Growth Rate - (%)	**64.7%**		**96.5%**	**50.9%**		**29.2%**	**30.0%**		**20.2%**
Total Deconsolidated Debt	**$0.0**			**$0.0**			**$0.0**		
Deconsolidated Leverage (x)	**0.0x**			**0.0x**			**0.0x**		
Total Consolidated Debt	**$2,411.6**		**$2,411.6**	**$2,980.0**		**$2,968.1**	**$3,249.7**		**$3,090.3**
Consolidated Leverage (x)	**2.4x**		**2.4x**	**2.4x**		**2.4x**	**2.3x**		**2.2x**

AMGP

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.
Note: Assumes 50% tax shield on LP distributions; subject to further diligence. Assumes 25% Tax Rate.

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Preliminary and Confidential – Subject to Further Review and Revision AMGP Pro Forma Tax Sensitivity CAFD per Share Sensitivity AM GP Tax Shie ld 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $0.89 1.01 $0.89 1.03 $0.89 1.04 $0.89 1.06 $0.89 1.07 $0.89 1.09 Prop. Accretion / (Dilution)(1) - (%) 47.3% 49.6% 51.8% 54.0% 56.2% 58.4% 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $1.34 1.31 $1.34 1.33 $1.34 1.35 $1.34 1.37 $1.34 1.39 $1.34 1.41 Prop. Accretion / (Dilution)(1) - (%) 18.1% 19.8% 21.6% 23.4% 25.2% 26.9% 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $1.74 1.57 $1.74 1.60 $1.74 1.62 $1.74 1.64 $1.74 1.67 $1.74 1.69 Prop. Accretion / (Dilution)(1) - (%) 8.3% 10.0% 11.6% 13.2% 14.8% 16.5% CAFD per Share Accretion / (Dilution) Summary 22.9% 21.1% 19.4% 17.7% 16.0% 14.3% 5.2% 3.8% 2.3% 0.8% (0.7%) (2.1%) (2.8%) (4.1%) (5.5%) (6.8%) (8.2%) (9.6%) 2019 2020 2021 Tax Shield: 35.0% 40.0% 45.0% 50.0% 55.0% 60.0% Source: Note: (1) Company filings, management projections, FactSet. Market data as of 9/7/2018. Assumes 25% Tax Rate. AMGP proportionate share of AM DCF reflects AMGP CAFD / share multiplied by AM units held by AMGP. 8 2021 2020 2019 Accre tion / (Dilution) - (%) (9.6%) (8.2%) (6.8%) (5.5%) (4.1%) (2.8%) Accre tion / (Dilution) - (%) (2.1%) (0.7%) 0.8% 2.3% 3.8% 5.2% Accre tion / (Dilution) - (%) 14.3% 16.0% 17.7% 19.4% 21.1% 22.9%

Preliminary and Confidential – Subject to Further Review and Revision

AMGP Accretion / (Dilution) Analysis

AMGP (Where DCF = Distributions Received)

Pro Forma AMGP

($mm)	2019E	2020E	2021E	2022E	CAGR
Asset EBITDA	$0.0	$0.0	$0.0	$0.0	
LP Distributions	232.4	299.7	359.7	431.2	
GP / IDR Distributions	0.0	0.0	0.0	0.0	
Total EBITDA	**$232.4**	**$299.7**	**$359.7**	**$431.2**	**22.9%**
(-) Interest Expense	0.0	0.0	0.0	0.0	
(-) Series B Preferred Distributions	0.0	0.0	0.0	0.0	
(-) Cash Taxes[2]	(29.1)	(37.5)	(45.0)	(53.9)	
(-) Other	(2.0)	(2.0)	(2.0)	(2.0)	
Cash Available for Dividends	**$201.4**	**$260.3**	**$312.7**	**$375.3**	**23.1%**
CAFD / Share	$1.06	$1.37	$1.64	$1.97	
Coverage (x)	1.00x	1.00x	1.00x	1.00x	
Coverage ($mm)	$0.0	$0.0	$0.0	$0.0	
Dividend per Share	**$1.06**	**$1.37**	**$1.64**	**$1.97**	**23.1%**
Total Dividends Paid	$201.4	$260.3	$312.7	$375.3	
Average Outstanding Shares (mm)	190.209	190.209	190.209	190.209	

Pro Forma Accretion / (Dilution)

SA AMGP CAFD per Share ($)	$0.89	$1.34	$1.74	$2.22
PF AMGP CAFD per Share ($)	1.06	1.37	1.64	1.97
Accretion / (Dilution) - (%)	**19.4%**	**2.3%**	**(5.5%)**	**(11.1%)**
SA AMGP Dividend per Share ($)	$0.89	$1.34	$1.74	$2.22
PF AMGP Dividend per Share ($)	1.06	1.37	1.64	1.97
Accretion / (Dilution) - (%)	**19.3%**	**2.2%**	**(5.6%)**	**(11.1%)**

AMGP (Where DCF = Proportionate Share of AM DCF[1])

Pro Forma AMGP

($mm)	2019E	2020E	2021E	2022E	CAGR
Asset EBITDA	$0.0	$0.0	$0.0	$0.0	
LP Distributions	299.0	361.1	430.4	496.4	
GP / IDR Distributions	0.0	0.0	0.0	0.0	
Total EBITDA	**$299.0**	**$361.1**	**$430.4**	**$496.4**	**18.4%**
(-) Interest Expense	0.0	0.0	0.0	0.0	
(-) Series B Preferred Distributions	0.0	0.0	0.0	0.0	
(-) Cash Taxes[2]	(37.4)	(45.1)	(53.8)	(62.1)	
(-) Other	(2.0)	(2.0)	(2.0)	(2.0)	
Cash Available for Dividends	**$259.7**	**$314.0**	**$374.6**	**$432.4**	**18.5%**
CAFD / Share	$1.37	$1.65	$1.97	$2.27	
Coverage (x)	1.00x	1.00x	1.00x	1.00x	
Coverage ($mm)	$0.0	$0.0	$0.0	$0.0	
Dividend per Share	**$1.37**	**$1.65**	**$1.97**	**$2.27**	**18.5%**
Total Dividends Paid	$259.7	$314.0	$374.6	$432.4	
Average Outstanding Shares (mm)	190.209	190.209	190.209	190.209	

Pro Forma Accretion / (Dilution)

SA AMGP CAFD per Share ($)	$0.89	$1.34	$1.74	$2.22
PF AMGP CAFD per Share ($)	1.37	1.65	1.97	2.27
Accretion / (Dilution) - (%)	**54.0%**	**23.4%**	**13.2%**	**2.4%**
SA AMGP Dividend per Share ($)	$0.89	$1.34	$1.74	$2.22
PF AMGP Dividend per Share ($)	1.37	1.65	1.97	2.27
Accretion / (Dilution) - (%)	**53.9%**	**23.3%**	**13.1%**	**2.4%**

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.
(1) AMGP proportionate share of AM DCF reflects AMGP CAFD / share multiplied by AM units held by AMGP.
(2) Assumes 50% tax shield on LP distributions; subject to further diligence. Assumes 25% Tax Rate.

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Preliminary and Confidential – Subject to Further Review and Revision

Precedent IDR Restructurings – Acc. / Dil. and Market Reaction

	LP Accretion		Market Reaction[(1)]		GP / IDR Multiple[(2)]	Selected Commentary
	Year 1	Year 2	T+1	T+30		
Spectra Energy Partners	✗	✗	(0.5%)	2.7%	16.0x	"Today's transaction improves SEP's long-term value proposition. **With an improved cost of capital, we are even better positioned to improve and extend SEP's distribution growth outlook** through organic growth projects, potential future drop downs from Enbridge and third party acquisitions." *Bill Yardley, President and Chairman of the Board (1/22/2018)*
MPLX	✗	✓	0.3%	(2.9%)	18.4x	"Ex-IDRs, **MPLX is positioned with a very competitive cost of capital** and a solid asset footprint to affect growth" *RBC (12/18/2017)*
Holly Energy Partners	✗	✗	0.7%	1.1%	14.0x	"**IDR restructuring is expected to improve the long-term cost of capital**, simplify HEP's corporate structure, and provide stronger alignment of the GP and LP interests." *HollyFrontier Investor Presentation (10/19/2017)*
andeavor logistics	✗	✓	1.3%	0.8%	13.1x	"**Furthermore, we expect the transaction to be accretive to distributable cash flow by the second half of 2019**, which is much sooner than what is typically seen in similar transactions of this nature." *Gregory Goff, Andeavor CEO (8/14/2017)*
Williams Partners L.P.	✗	✓	1.5%	1.5%	16.6x	"We think the distribution cut was a necessary evil due to the dilutive effects of the IDR and private placement transactions. We think **the cut is justified given that it effectively enables WPZ to remove the IDR overhang and lower its cost of capital** (accretive to enterprise value)." *RBC (1/11/2017)*
Plains All American Pipeline, L.P.	✗	✗	7.7%	8.9%	19.7x	"While we think PAA's re-rating in response to a moderating operating environment and the elimination transaction is justified, **we see a limit to rerating potential based on our forecast that PAA will not grow distributions until 2019.**" *Morgan Stanley (7/13/2016)*

Source: Public disclosures and transcripts. Wall Street Research.
(1) Represents market reaction of underlying MLP relative to AMZ.
(2) Represents the implied purchase multiple / forward distribution to GP.

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Preliminary and Confidential – Subject to Further Review and Revision C. AM Acquires AMGP - Additional Materials

Preliminary and Confidential – Subject to Further Review and Revision

Transaction Overview

Transaction Steps

- Effective transaction date of 1/1/2019
- AM acquires AMGP shares at market (9/7/2018 closing price of $16.73)
  - Transaction funded with 100% equity
- Assumes check the box c-corp structure
- Transaction triggers Series B conversion at AMGP transaction price (market)
- No basis step-up
- Pro forma AM targets standalone AM DPUs
- Growth capex funded according to standalone forecast

Standalone Transaction Structure[1]


Sponsors
Public Shareholders
58.0% Interest
42.0% Interest
AR
AMGP
Public Unitholders
100% IDR Interest
52.6% LP Interest
47.4% LP Interest
AM

Sources & Uses

AM Sources ($mm)	
Direct Equity Issued	$3,182
Assumption of AMGP Debt	0
Draw on RCF	10
Total Transaction Sources	**$3,192**

AM Uses ($mm)	
Purchase of Public AMGP Shares	$3,115
Redeem Series B Preferred Units	67
Assumption of AMGP Debt	0
Transaction Fees and Expenses	10
Total Transaction Uses	**$3,192**

Pro Forma Transaction Structure[1]


AR
Sponsors
Public Unitholders
33.4% Interest
20.7% Interest
45.9% Interest
AM
100% IDR Interest
AMGP

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.
Note: PF ownership assumes no cash election.
(1) Ownership percentages at effective transaction date of 1/1/2019.

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Preliminary and Confidential – Subject to Further Review and Revision

Accretion / (Dilution) – AM Acquisition of AMGP

Accretion / (Dilution) at 0.0% Premium and Series B Conversion at Market

		2019E				2020E				2021E			
	($mm)	Standalone AM	Standalone AMGP	Transaction Adjustments	Pro Forma AM	Standalone AM	Standalone AMGP	Transaction Adjustments	Pro Forma AM	Standalone AM	Standalone AMGP	Transaction Adjustments	Pro Forma AM
	Asset EBITDA	$988.6	$0.0	$0.0	$988.6	$1,222.2	$0.0	$0.0	$1,222.2	$1,413.5	$0.0	$0.0	$1,413.5
	(+) LP Distributions	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
	(+) GP / IDR Distributions	0.0	235.4	(235.4)	0.0	0.0	355.1	(355.1)	0.0	0.0	461.8	(461.8)	0.0
	Total EBITDA	**$988.6**	**$235.4**	**($235.4)**	**$988.6**	**$1,222.2**	**$355.1**	**($355.1)**	**$1,222.2**	**$1,413.5**	**$461.8**	**($461.8)**	**$1,413.5**
	(-) Interest Expense	(111.2)	0.0	(0.4)	(111.6)	(140.1)	0.0	(4.4)	(144.5)	(150.5)	0.0	(6.3)	(156.8)
	(-) Maintenance Capex	(39.4)	0.0	0.0	(39.4)	(63.1)	0.0	0.0	(63.1)	(43.9)	0.0	0.0	(43.9)
	(-) Preferred Distributions	0.0	(12.3)	12.3	0.0	0.0	(19.5)	19.5	0.0	0.0	(25.9)	25.9	0.0
	(-) Income Taxes	(6.0)	(56.0)	(25.7)	(87.7)	(6.0)	(84.5)	(17.2)	(107.8)	(6.0)	(109.9)	(9.7)	(125.7)
	(-) Other	0.0	(2.0)	0.0	(2.0)	0.0	(2.0)	0.0	(2.0)	0.0	(2.0)	0.0	(2.0)
	Distributable Cash Flow	**$832.0**	**$165.1**		**$747.8**	**$1,013.0**	**$249.1**		**$904.9**	**$1,213.1**	**$323.9**		**$1,085.1**
	Total Coverage Ratio (x)	1.28x	1.00x		1.15x	1.14x	1.00x		1.08x	1.10x	1.00x		1.08x
	Total Cash Coverage ($mm)	$183.2	($0.1)	($86.9)	$96.2	$124.8	($0.2)	($60.1)	$64.5	$111.7	($0.3)	($34.8)	$76.6
	Total Dividends	648.8	165.2		651.7	888.2	249.3		840.4	1,101.4	324.2		1,008.5
	Average Units Outstanding (mm)	187.045	186.209	107.835	294.880	187.045	186.209	107.835	294.880	187.045	186.209	107.835	294.880
AM	**AM DCF per Unit ($)**	**$2.70**			**$2.54**	**$3.18**			**$3.07**	**$3.72**			**$3.68**
	Accretion / (Dilution) - ($)				**(0.16)**				**(0.11)**				**(0.04)**
	Accretion / (Dilution) - (%)				**(6.1%)**				**(3.6%)**				**(1.0%)**
	AM Distribution per Unit ($)	**$2.21**			**$2.21**	**$2.85**			**$2.85**	**$3.42**			**$3.42**
	Accretion / (Dilution) - ($)				**0.00**				**0.00**				**(0.00)**
	Accretion / (Dilution) - (%)				**(0.0%)**				**0.0%**				**(0.0%)**
	YoY Growth Rate - (%)	**28.9%**			**28.9%**	**29.0%**			**29.0%**	**20.0%**			**20.0%**
AMGP	**AMGP CAFD per Share ($)**		**$0.89**		**$1.44**		**$1.34**		**$1.74**		**$1.74**		**$2.09**
	Accretion / (Dilution) - ($)				**0.55**				**0.40**				**0.35**
	Accretion / (Dilution) - (%)				**62.2%**				**30.1%**				**19.9%**
	AMGP Dividend per Share ($)		**$0.89**		**$1.25**		**$1.34**		**$1.62**		**$1.74**		**$1.94**
	Accretion / (Dilution) - ($)				**0.37**				**0.28**				**0.20**
	Accretion / (Dilution) - (%)				**41.2%**				**20.7%**				**11.4%**
	Total Consolidated Debt	**$2,411.6**	**$2,411.6**		**$2,428.3**	**$2,980.0**	**$2,980.0**		**$3,086.8**	**$3,249.7**	**$3,249.7**		**$3,436.7**
	Consolidated Leverage (x)	**2.4x**	**2.4x**		**2.5x**	**2.4x**	**2.4x**		**2.5x**	**2.3x**	**2.3x**		**2.4x**

Source: Company filings, management projections, FactSet. Market data as of 9/7/2018.
Note: Assumes check the box c-corp structure and 10.0% Effective Tax Rate.

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Preliminary and Confidential – Subject to Further Review and Revision AM Pro Forma Tax Sensitivity DCF per Unit Sensitivity AM Effe ctive Tax Rate 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AM DCF per Unit ($) PF AM DCF per Unit ($) $2.70 2.83 $2.70 2.68 $2.70 2.54 $2.70 2.39 $2.70 2.24 $2.70 2.09 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AM DCF per Unit ($) PF AM DCF per Unit ($) $3.18 3.45 $3.18 3.26 $3.18 3.07 $3.18 2.88 $3.18 2.69 $3.18 2.50 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AM DCF per Unit ($) PF AM DCF per Unit ($) $3.72 4.14 $3.72 3.91 $3.72 3.68 $3.72 3.44 $3.72 3.22 $3.72 2.99 DCF per Unit Accretion / (Dilution) Summary 11.3% 5.1% (3.6%) (6.1%) (7.4%) (9.6%) (11.6%) (13.5%) (15.6%) (17.2%) (19.5%) (21.5%) (22.7%) 2019 2020 2021 Tax Rate: 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Source: Company filings, management projections, FactSet. Market data as of 9/7/2018. Note: Assumes check the box c-corp structure. 13 2021 2020 2019 8.4% 5.0% 2.4% (0.5%) (1.0%) Accre tion / (Dilution) - (%) 11.3% 5.1% (1.0%) (7.4%) (13.5%) (19.5%) Accre tion / (Dilution) - (%) 8.4% 2.4% (3.6%) (9.6%) (15.6%) (21.5%) Accre tion / (Dilution) - (%) 5.0% (0.5%) (6.1%) (11.6%) (17.2%) (22.7%)

Preliminary and Confidential – Subject to Further Review and Revision AMGP Pro Forma Tax Sensitivity CAFD per Share Sensitivity AM Effe ctive Tax Rate 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $0.89 1.61 $0.89 1.52 $0.89 1.44 $0.89 1.35 $0.89 1.27 $0.89 1.18 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $1.34 1.96 $1.34 1.85 $1.34 1.74 $1.34 1.63 $1.34 1.52 $1.34 1.42 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% SA AMGP CAFD per Share ($) PF AMGP CAFD per Share ($) $1.74 2.35 $1.74 2.22 $1.74 2.09 $1.74 1.95 $1.74 1.82 $1.74 1.70 CAFD per Share Accretion / (Dilution) Summary 81.2% 71.7% 62.2% 52.5% 46.2% 43.0% 38.2% 34.9% 30.1% 27.4% 19.9% 12.2% 4.8% (2.5%) 2019 2020 2021 Tax Rate: 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% Source: Company filings, management projections, FactSet. Market data as of 9/7/2018. Note: Assumes check the box c-corp structure. 14 2021 2020 2019 33.5% 21.9% 13.9% 6.0% Accre tion / (Dilution) - (%) 34.9% 27.4% 19.9% 12.2% 4.8% (2.5%) Accre tion / (Dilution) - (%) 46.2% 38.2% 30.1% 21.9% 13.9% 6.0% Accre tion / (Dilution) - (%) 81.2% 71.7% 62.2% 52.5% 43.0% 33.5%

Preliminary and Confidential – Subject to Further Review and Revision Conversion Considerations Alternative C-Corp Structure: Up-C 1) AMGP contributes IDRs to AM for LP units Public Shareholders Sponsors 2) AM forms an Up-C 3) AMGP merges into AM Up-C for AM Up-C shares (3) AMGP AR 4) AM public unitholders exchange units for AM Up-C shares tax-deferred Public Unitholders (1) (5) 5) AR retains its ownership in the partnership (private) and receives the right to convert into AM Up-C shares 1:1 AM (4) Legacy AM Public Legacy AMGP Public Sponsors  Transaction expected to be tax deferred to all parties    Achieves a simplified, single public 1099 security Governance is restructured and Series B is converted at market price No step-up, and AR's share of the taxable income is not taxed at the partnership – No double taxation to AR AR ability to convert into AM Up-C shares provides liquidity, if desired – Step-up upon conversion Class C voting shares(1)  AR AM (1) AR has the right to convert into AM Up-C shares 1:1. 15 AM Up-C Pro Forma Structure Key Considerations (2)AM Up-C Structure Steps (Up-C Conversion)

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